UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AGILYSYS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RCG PB, LTD.
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
JOHN MUTCH
STEVE TEPEDINO
JAMES ZIERICK

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On February 18, 2009, Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Agilysys, Inc., an Ohio corporation (the “Company”).  Ramius filed a revised definitive proxy statement and an accompanying GOLD proxy card with the SEC on February 23, 2009.

Item 1: On March 3, 2009, Ramius issued the following press release:

Ramius Sends Letter to Agilysys Shareholders

Tuesday March 3, 8:00 am ET

Responds To Agilysys’ Recent Mischaracterizations And Misleading Statements

Urges Shareholders To Vote for New, Highly Qualified, Independent Nominees

NEW YORK--(BUSINESS WIRE)--RCG Starboard Advisors, LLC, together with Ramius LLC and its other affiliates (collectively, the “Ramius Group” or “Ramius”), today announced that it has sent a letter to the shareholders of Agilysys, Inc. (“Agilysys” or the “Company”) (NasdaqGS: AGYS - News) urging them to elect new, highly qualified, independent director nominees at the Company’s substantially delayed 2008 Annual Meeting of Shareholders on March 26, 2009. Ramius is the beneficial owner of approximately 13.0% of the Company’s outstanding common shares.

Ramius Partner Mark Mitchell stated, “The current Board has overseen Agilysys through ill-conceived and poorly executed acquisitions as well as abysmal operating performance that has resulted in a massive destruction of shareholder value. Even more egregious is the fact that the Company is now attempting to defend its abysmal performance and its unwillingness to negotiate in good faith with its second largest shareholder with gross mischaracterizations of the facts and circumstances. Shareholders should disregard the Company’s attempt to distract them from the real issues facing Agilysys and seriously question the ability of the current Board to fix the problems that they themselves created.”

Mitchell added, “Swift action must be taken to turn Agilysys around and we believe improved performance begins with the election of new, highly qualified, independent directors to the Board who will bring a fresh perspective to evaluating the opportunities and challenges facing Agilysys. We urge our fellow shareholders to vote FOR Ramius’ nominees on their GOLD proxy cards today.”

For more information about this election contest, please visit www.ShareholdersForAgilysys.com.

The full text of the letter follows:

March 3, 2009

Dear Fellow Agilysys Shareholder:

The Ramius Group is seeking your support to elect new, highly qualified, independent director nominees – John Mutch, Steve Tepedino, and James Zierick - to the Agilysys Board at the Company’s 2008 Annual Meeting on March 26, 2009. Under the direction of the current Board, Agilysys shareholders have suffered massive declines in shareholder value. We believe the current Board has consistently failed to represent the best interests of all Agilysys shareholders and provide accountability and transparency. We are not seeking control of the Board. We believe that the election of new, highly qualified, independent directors to the Board will bring a fresh perspective to evaluating the opportunities and challenges facing Agilysys today. We urge you to vote your shares for our independent nominees on the enclosed GOLD proxy card today.

DO NOT BE FOOLED BY AGILYSYS’ MISLEADING STATEMENTS IN ITS FEBRUARY 20th LETTER

AGILYSYS STATES: “This contest is…unnecessary since we have agreed, as announced on February 5, 2009, to place two of the Ramius nominees on the Board – Mr. John Mutch and Mr. James Zierick…In our negotiations, Ramius had originally indicated a desire to have Mr. Mutch be the preferred nominee for our Board, but after we had agreed to a framework for a settlement, Ramius suddenly insisted that Mr. Steve Tepedino be the preferred nominee…”

RAMIUS RESPONDS: From the outset, Ramius has made clear in all discussions with Agilysys that any potential settlement would require the addition of a new, qualified VAR expert to the Board. With over 85% of the Company’s revenue coming from VAR businesses, and particularly in light of such poor operating performance, it is absolutely crucial for the Company to have a qualified VAR expert on the Board.

Mr. Tepedino has 25 years of experience in the VAR and distribution industries and has the appropriate skill sets to help navigate a successful turnaround at Agilysys. Given the Company’s poorly executed acquisition strategy and extremely weak operating results, immediate and substantial change at the Board level is imperative to restore shareholder value at Agilysys.

Contrary to what Agilysys would have you believe, Ramius did not originally indicate a “preferred nominee.” On the other hand, we were extremely disappointed when Agilysys, at the last minute, rejected Mr. Tepedino out of hand, without properly considering his strong credentials for serving on the Board.

AGILYSYS STATES: “Mr. Tepedino is unacceptable to serve on the Board of Agilysys…due to his historical and current business activities. The company is particularly concerned about the fact that Mr. Tepedino consults to many competitors and customers of Agilysys… Mr. Tepedino is also President of a software company that is owned and run by the principals of Software Information Systems, a competitor to Agilysys in the IBM market.”

RAMIUS RESPONDS: Mr. Tepedino has an exemplary record of performance during his 22 years at Avnet, Inc. We are unaware of any good reason why his prior role at Avnet would prohibit him from being a productive member of the Agilysys Board. Since May 2006, Mr. Tepedino has successfully built a management consulting firm, Channel Savvy, specializing in the VAR industry. The nature of his consulting practice in no way jeopardizes his ability to represent the best interests of Agilysys shareholders. In fact, his expertise in the channel and VAR business will provide valuable insight to the Board of Agilysys as the Company attempts to achieve best practice performance levels and restore investor confidence.

Further, the allegation that Mr. Tepedino is conflicted due to his role as President of VBS Software is grossly misleading. VBS Software is a business software ERP (Enterprise Resource Planning) company serving the VAR industry. The holding company that owns VBS Software, SIS Holdings, also owns another company, Software Information Systems. Software Information Systems competes against Agilysys. VBS Software and Software Information Systems are completely separate companies and Mr. Tepedino has absolutely nothing to do with the operations or management of Software Information Systems.

Do not be misled. Agilysys is attempting to create the perception of conflict in order to prevent Mr. Tepedino from serving on the Board of Agilysys. In reality, Mr. Tepedino is not conflicted, is uniquely qualified to help the Board properly address the serious operational issues it faces, and is committed to working to further the best interests of all Agilysys shareholders.

AGILYSYS STATES: “By refusing to consider an alternative candidate and adamantly insisting on Mr. Tepedino, Ramius is causing the Board to unnecessarily expend time and money to protect the company’s shareholders from a Board nominee with competitive business relationships that potentially weaken Agilysys’ market position.”

RAMIUS RESPONDS:  Over the past six months, we have made several good-faith settlement proposals to Agilysys in order to avoid a proxy contest. We even recently proposed an alternative settlement to the Company pursuant to which Ramius would identify and nominate an alternative director, subject to Company approval, that would bring similar experience and skills as those possessed by Mr. Tepedino. Once again, the settlement offer was hastily rejected by the Company. The most recent settlement proposal included:

•	The immediate appointment to the Board of Mr. Mutch and Mr. Zierick, the two nominees that the Company previously characterized as “qualified and acceptable”, and;

•	The nomination for election to the Board at the 2009 annual meeting of a third yet-to-be-identified Ramius nominee with specific expertise in the VAR and distribution channels.

We have tried in good faith to work cooperatively with the Company to come to a mutually agreeable settlement. It is indisputable that this Company needs a new, qualified VAR expert on the Board, yet the Company rejected not only Mr. Tepedino, but also our latest proposal to nominate a different qualified VAR expert to the Board at the 2009 Annual Meeting. Unfortunately, the Company is unwilling to negotiate with its second largest shareholder in good faith and has defended its positions to shareholders with gross mischaracterizations.

AGILYSYS STATES: “Little more than a year after the company had been dramatically transformed…Ramius began to assert that the company’s strategy was flawed, questioning the ability of management and the Board, and stating that Agilysys was trading at a conglomerate discount.”

RAMIUS RESPONDS: Agilysys’ self proclaimed “transformation” which consisted of nine failed acquisitions totaling $410 million has destroyed 96.5% of the Company’s enterprise value as of February 25, 2009. Unfortunately, shareholders are left far worse off than if the Company had simply returned the cash to shareholders instead of spending the cash on nine failed acquisitions. This enormous and staggering destruction of shareholder value has decimated the Company’s stock price to the point where the stock trades for a value of only slightly above net cash per share.

The current Board has overseen Agilysys through ill-conceived and poorly executed acquisitions as well as abysmal operating performance. We seriously question the ability of the current Board to fix the problems that they themselves created.

AGILYSYS STATES:  “Since June 30, 2008, Agilysys has executed a series of actions to reduce its cost structure and improve profitability.”

RAMIUS RESPONDS: Agilysys’ current cost cutting plan fails to adequately address operating margin issues. Even when including the announced “cost cuts,” the Company still only projects to earn $24 million in EBITDA for fiscal year 2009. This implies an EBITDA margin of just 3.0%, using the low end of the Company’s former revenue guidance. These results are completely unacceptable. Consider the facts:

•	MICROS Systems, Inc., the Company’s closest competitor in the Hospitality Solutions Group generated an LTM EBITDA margin of 18.1%.

•	Forsythe Technology, Inc. the closest competitor in the Technology Solutions Group, generated fiscal year 2007 EBITDA margins of 7.9%.

•
Arrow and Avnet, which operate as distributors without the benefit of significant high margin value added services similar to Agilysys’ business, generated LTM EBITDA margins of 4.0% and 4.2% respectively.

•
Innovativ Systems Design, Inc. – a business which Agilysys acquired as a key part of its VAR strategy, operated at EBITDA margins between 9.3% and 14.5% as a standalone company for the three years prior to its acquisition by Agilysys.

The historical and projected operating results are unacceptable and swift action must be taken to remedy this significant underperformance. Improved performance begins with the election of new, highly qualified, independent directors to the Board who will bring a fresh perspective to evaluating the opportunities and challenges facing Agilysys today.

AGILYSYS STATES: “The current Board is committed to its responsibility to act in the best interests of all shareholders...”

RAMIUS RESPONDS: The current Board has consistently failed to represent the best interests of Agilysys shareholders and is responsible for significant destruction of shareholder value. The much delayed 2008 annual meeting, scheduled for March 26, 2009, is already more than six months later than when it should have been held. If the current Board is actually committed to the best interests of all shareholders, we would expect the Board to promptly schedule the 2009 annual meeting for July or August 2009, when the Company typically holds its annual meeting. We would view any delay in scheduling the 2009 meeting date as an attempt to further disenfranchise shareholders.

The current Board oversaw nine failed acquisitions totaling $410 million which resulted in the destruction of a staggering 96.5% of the Company’s enterprise value as of February 25, 2009.

In addition, the current Board approved the relocation of the corporate executive offices from Cleveland Ohio, where the Company’s principal businesses are located, to Boca Raton, Florida, one of the most expensive locations in a state where Agilysys has no business purpose. We believe there was absolutely no justification for this move, and came at a substantial cost to shareholders.

The current Board also allowed its former Chairman and CEO, Arthur Rhein, to retire and took no steps to hold him accountable for the destruction of shareholder value and abysmal operating performance. Instead the Board chose to reward Mr. Rhein with severance for a period of two years and to continue Mr. Rhein’s group benefits, executive benefits and most perquisites for a period of two years. The Company also maintains similar lucrative severance and “change of control” arrangements with its executive officers.

Has this Board understood the need for compensation to be tied to performance? Evidently not, since the current Board has rewarded the top five executives over $16 million in total compensation over the past two years, while at the same time eliminating 96.5% of the Company’s enterprise value as of February 25, 2009. Executive compensation should be linked to value delivered to shareholders. Clearly there is no correlation between Agilysys’ poor performance and the compensation of its executive officers.

DO NOT BE MISLED – AGILYSYS NEEDS A NEWLY CONSTITUTED BOARD THAT IS DETERMINED TO RUN THE COMPANY FOR THE BENEFIT OF ALL SHAREHOLDERS

Please do not be misled by the Company’s attempt to distract you from the real issues facing Agilysys. The current Board has overseen a massive decline in shareholder value and appears to have a complete disregard for shareholder value. Ramius’ independent and knowledgeable nominees have the relevant experience and fortitude to significantly improve the Company’s businesses and create substantial value for all shareholders. We believe the election of new directors will send a strong message to management and the remaining members of the Board that shareholders demand that the Board represent their best interests.

We urge you to sign, date and return the enclosed GOLD proxy card today with a vote FOR our nominees.

For more information about this election contest, please visit www.ShareholdersForAgilysys.com

We thank you for your support.

Best Regards,

/s/ Mark R. Mitchell

Mark R. Mitchell

Partner, Ramius LLC

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2008 annual meeting of shareholders of Agilysys, Inc., an Ohio corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5185.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Parche, LLC (“Parche”), Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), RCG PB, Ltd. (“RCG PB”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), John Mutch (“Mr. Mutch”), Steve Tepedino (“Mr. Tepedino”) and James Zierick (“Mr. Zierick”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 2,342,130 shares of Common Stock of the Company. Parche beneficially owns 323,761 shares of Common Stock of the Company. RCG PB beneficially owns 277,103 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund and the managing member of Parche, is deemed to be the beneficial owner of the 2,342,130 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 323,761 shares of Common Stock of the Company owned by Parche. Enterprise Master Fund, as the sole non-managing member of Parche and owner of all economic interests therein, is deemed to be the beneficial owner of the 323,761 shares of Common Stock of the Company owned by Parche. Ramius Advisors, as the investment advisor of each of Enterprise Master Fund and RCG PB, is deemed to be the beneficial owner of the 323,761 shares of Common Stock of the Company owned by Parche and the 277,103 shares of Common Stock of the Company owned by RCG PB. Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 2,342,130 shares of Common Stock of the Company owned by Value and Opportunity Master Fund, the 323,761 shares of Common Stock of the Company owned by Parche and the 277,103 shares of Common Stock of the Company owned by RCG PB. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund, Parche and RCG PB by virtue of their shared authority to vote and dispose of such shares of Common Stock. As of the date of this filing, Mr. Mutch does not beneficially own any shares of Common Stock of the Company. As of the date of this filing, Mr. Tepedino beneficially owns 10,670 shares of Common Stock of the Company. As of the date of this filing, Mr. Zierick beneficially owns 775 shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier/Renée Soto, 212-687-8080

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Source: Ramius LLC